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                                                                    EXHIBIT 99.1


                                  TIFFANY  CO.
                                  NEWS RELEASE


Fifth Avenue & 57th Street
New York, N.Y. 10022                                          Contacts:
                                                              James N. Fernandez
                                                              (212) 605-4015
                                                              Mark L. Aaron
                                                              (212) 605-4016


               TIFFANY REPORTS ANOTHER EXCELLENT HOLIDAY SEASON:
                      WORLDWIDE SALES INCREASE 20 PERCENT


NEW YORK, January 7, 1999 - Tiffany & Co. (NYSE-TIF) reported that its worldwide net sales in the November 1 - December 31 holiday period rose 20 percent over the prior year. Healthy sales growth was achieved in all three of Tiffany's channels of distribution, led by strong comparable store sales increases in the U.S. and Japan.


Sales results in Tiffany's three channels of distribution were as follows:

- U.S. Retail sales rose 22 percent in the holiday period, generated by 12 percent comparable store sales growth and excellent results in new stores. Comparable store sales growth was geographically broad-based, with solid increases in most U.S. branch stores and in the New York flagship store.

- Direct Marketing sales rose 7 percent, with growth in both corporate and catalog sales.

- International Retail sales increased 20 percent. In Japan, total retail sales in local currency rose 15 percent and increased 12 percent on a comparable store basis. Comparable store sales for the Asia-Pacific region outside Japan rose modestly, and healthy growth was achieved in Europe and Canada.

All results are based on preliminary and unaudited sales.

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William R. Chaney, chairman, said, "This healthy worldwide performance reflects the strong appeal of Tiffany's product offerings. With these results, Tiffany is on track to make 1998 another record year with excellent sales and earnings growth."


Mr. Chaney added, "Looking forward, we will continue to focus on Tiffany's proven growth strategies by expanding our distribution around the world and supporting it with impactful merchandising and marketing initiatives. As we enter 1999 and approach the new millennium, we are well-positioned to pursue the many exciting opportunities ahead."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made through TIFFANY & CO. stores and boutiques, and to select retailers and distributors, in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing sales are made through Tiffany's Corporate and Catalog divisions. Additional information can be found on the Company's web site at www.tiffany.com.




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